CLEARBRIDGE CAPITAL CORP.
                          1250 - 800 West Pender Street
                                 Vancouver, B.C.
                                     V6C 2V6
                       Telephone: (604) 662-3004, Ext 114
                               Fax: (604) 662-3063


January 28, 2005


AVVAA World Health Care Products Ltd. (Canada)
Box 335
3018 Schaeffer Road
Falkland, B.C.
V0E 1W0

Attention:  Jack Farley
-----------------------

Dear Jack:

Enclosed are two Excel spreadsheets pertaining to amounts owing to Clearbridge Capital Corp. for investor relations from June 2002 to December 2003; office expenses from June 2004 to December 2004; and office rent & expenses from January 2005 to December 2005.

                  Investor Relations:                         US$64,500.00
                  Office rent & expenses:                     US$10,168.38
                                                              ------------

                  Total:                                      US$74,668.38
                                                              ============

We request that the above amount be satisfied, as we have in the past, by way of the issuance of S8 shares to Clearbridge Capital Corp. Today's close was $0.22; therefore, please issue 340,000 shares of S8 to cover the above amount.

Yours truly,

CLEARBRIDGE CAPITAL CORP.



Bing Jung
President

BJ/dls
Enclosures
c.c. Brian Buchanan